                                                                 Exhibit 99.1

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     PAGE
                                                                     ----
Report of Independent Auditors......................................   2

Consolidated Balance Sheets as of December 31, 1999 and 1998........   3

Consolidated Statements of Operations for the years ended
   December 31, 1999, 1998 and 1997.................................   4

Consolidated Statements of Changes in Stockholders' Equity for the
   years ended December 31, 1999, 1998 and 1997.....................   5

Consolidated Statements of Cash Flows for the years ended
   December 31, 1999, 1998 and 1997.................................   6

Notes to Consolidated Financial Statements..........................   7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
GelTex Pharmaceuticals, Inc.

     We have audited the accompanying consolidated balance sheets of GelTex Pharmaceuticals, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of RenaGel LLC (a limited liability company in which the Company has a 50% interest), as of December 31, 1999 and 1998, and for the years then ended, have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to data included for RenaGel LLC, as of, and for the years ended, December 31, 1999 and 1998, it is based solely on their report.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GelTex Pharmaceuticals, Inc. at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                           Ernst & Young LLP

Boston, Massachusetts
February 22, 2000

                          GELTEX PHARMACEUTICALS, INC.

                          CONSOLIDATED  BALANCE SHEETS

                                                                                    DECEMBER 31,
                                                                         --------------------------------
                                                                               1999              1998
                                                                         ---------------    -------------
ASSETS
Current assets:
     Cash and cash equivalents.......................................    $    20,178,391    $  30,874,900
     Marketable securities...........................................         52,250,534       74,077,436
     Prepaid expenses and other current assets.......................          1,763,400        2,708,487
     Due from affiliates.............................................            411,250       10,251,100
     Due from Joint Venture..........................................            664,741        1,128,124
                                                                         ---------------    -------------
Total current assets.................................................         75,268,316      119,040,047

Long-term receivables, affiliates....................................            371,750          470,000
Long-term receivables................................................                 --           32,725
Property and equipment, net..........................................         11,117,725        7,899,470
Purchased goodwill, net..............................................          6,753,729               --
Intangible assets, net...............................................          1,282,490          818,963
Investment in Joint Venture..........................................         11,295,056        5,183,580
                                                                         ---------------  ---------------

                                                                         $   106,089,066  $   133,444,785
                                                                         ===============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses...........................    $     5,175,756  $     4,848,728
     Due to Joint Venture............................................                 --        1,349,400
     Current portion of long-term obligations........................          1,646,296        2,020,614
                                                                         ---------------  ---------------

Total current liabilities............................................          6,822,052        8,218,742

Other, long-term liabilities.........................................              5,390               --
Long-term obligations, less current portion..........................          6,559,884        5,206,180
Commitments and contingencies........................................                 --               --
Stockholders' equity:
     Preferred Stock, $.01 par value, 5,000,000
         shares authorized, none issued or outstanding...............                 --               --
     Common Stock, $.01 par value, 50,000,000 shares authorized;
         18,063,122 and 16,792,444 shares issued and outstanding at
         December 31, 1999 and 1998, respectively....................            180,631          167,924
     Additional paid-in capital......................................        202,210,089      186,762,715
     Deferred compensation...........................................           (483,019)        (663,722)
     Accumulated other comprehensive income..........................           (245,099)         264,388
     Accumulated deficit.............................................       (108,960,862)     (66,511,442)
                                                                         ---------------  ---------------

Total stockholders' equity...........................................         92,701,740      120,019,863
                                                                         ---------------  ---------------

                                                                         $   106,089,066  $   133,444,785
                                                                         ===============  ===============


   The accompanying notes are an integral part of the consolidated financial statements

                          GELTEX PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------------
                                                               1999                1998               1997
                                                         ---------------     ---------------       ----------
REVENUE:

     License fee and research revenue...............      $  10,667,708       $  25,000,000       $    1,000,010
     Collaborative Joint Venture project
      Reimbursement.................................          5,781,169           7,658,232            9,195,727
     Research grant.................................                 --                  --              289,254
                                                         --------------      --------------       --------------
Total revenue.......................................         16,448,877          32,658,232           10,484,991

COSTS AND EXPENSES:

     Research and development.......................         32,601,593          27,904,064           22,251,062
     Collaborative Joint Venture project costs......          5,781,169           7,658,232            9,195,727
                                                         --------------      --------------       --------------
          Total research and development............         38,382,762          35,562,296           31,446,789
     General and administrative.....................          6,934,674           5,583,361            4,089,467
     Acquired in-process research and development...          9,530,000                  --                   --
                                                         --------------      --------------       --------------
Total costs and expenses............................         54,847,436          41,145,657           35,536,256
                                                         --------------      --------------       --------------
Loss from operations................................        (38,398,559)         (8,487,425)         (25,051,265)
Equity in loss of Joint Venture.....................         (7,937,041)         (7,535,630)          (2,310,345)
Interest income.....................................          4,371,831           5,069,250            3,094,874
Interest expense....................................           (485,651)           (613,513)            (217,142)
                                                         --------------      --------------       --------------
Net loss............................................      $ (42,449,420)     $  (11,567,318)      $  (24,483,878)
                                                         ==============      ==============       ==============
Net loss per common share and common share
 assuming dilution..................................      $       (2.50)     $        (0.72)      $        (1.80)
                                                         ==============      ==============       ==============
Shares used in computing net loss per common share
 and common share assuming dilution.................         17,003,000          16,023,000           13,592,000


   The accompanying notes are an integral part of the consolidated financial statements.

                          GELTEX PHARMACEUTICALS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                          ACCUMULATED
                                                                    ADDITIONAL                               OTHER     TOTAL STOCK-
                                                   COMMON STOCK      PAID-IN-    DEFERRED    ACCUMULATED COMPREHENSIVE   HOLDERS'
                                                  SHARES   AMOUNTS   CAPITAL   COMPENSATION    DEFICIT       INCOME       EQUITY
                                                  ------   -------  ---------- ------------  ----------- -------------  -----------
Balance at January 1, 1997..................... 13,521,302 $135,213 $105,407,670 $  (46,129) $ (30,460,246) $  19,967  $ 75,056,475

Comprehensive income:
  Net loss.....................................                                                (24,483,878)             (24,483,878)
  Other comprehensive income, unrealized                                                                       57,435        57,435
  gain on available for sale securities........                                                                        ------------
Comprehensive income...........................                                                                         (24,426,443)
Issuance of common stock under stock option
  plan and exercise of warrants ...............     16,758      168       89,265                                             89,433
Issuance of stock to Joint Venture partner.....    100,000    1,000    2,495,678                                          2,496,678
Issuance of stock under employee stock
  Purchase plan................................      4,204       42       71,426                                             71,468
Deferred compensation associated with stock
  Option grants................................                          594,200   (594,200)                                     --
Amortization of deferred compensation..........         --       --           --    130,697             --         --       130,697
                                                ---------- -------- ------------ ----------  -------------  ---------  ------------
Balance at December 31, 1997................... 13,642,264  136,423  108,658,239   (509,632)   (54,944,124)    77,402    53,418,308

Comprehensive income:
  Net loss.....................................                                                (11,567,318)             (11,567,318)
  Other comprehensive income, unrealized                                                                      186,986       186,986
  gain on available for sale securities........                                                                        ------------
Comprehensive income...........................                                                                         (11,380,332)
Issuance of common stock under stock
  Option plan and exercise of warrants.........    130,549    1,305    1,033,150                                          1,034,455
Issuance of common stock under employee
  stock purchase plan..........................     19,631      196      317,527                                            317,723
Deferred compensation associated with stock
  Option grants................................                        1,024,190 (1,024,190)                                     --
Amortization of deferred compensation                                               870,100                                 870,100
Issuance of common stock through a follow-
  on Public Offering, net of offering costs of
  $5,240,391...................................  3,000,000   30,000   75,729,609         --             --         --    75,759,609
                                                ---------- -------- ------------ ----------  -------------  ---------  ------------
Balance of December 31, 1998................... 16,792,444 $167,924 $186,762,715 $ (663,722) $ (66,511,442) $ 264,388  $120,019,863
Comprehensive income:
  Net loss                                                                                     (42,449,420)             (42,449,420)
  Other comprehensive loss, unrealized
    loss on available for sales securities.....                                                              (509,487)     (509,487)
                                                                                                                       ------------
Comprehensive income                                                                                                    (42,958,907)
Issuance of common stock under stock option
  plan and exercise of warrants................     76,737      767      107,116                                            107,883
Issuance of common stock under employee
  stock purchase plan..........................     18,745      187      245,787                                            245,974
Deferred compensation associated with stock
  option grants................................                          377,035   (377,035)                                     --
Amortization of deferred compensation..........                                     557,738                                 557,738
Issuance of common stock for acquisition.......  1,175,196   11,752   14,717,436         --             --         --    14,729,188
                                                ---------- -------- ------------ ----------  -------------  ---------  ------------
Balance at December 31, 1999................... 18,063,122 $180,631 $202,210,089 $ (483,019) $(108,960,862) $(245,099) $ 92,701,740
                                                ========== ======== ============ ==========  =============  =========  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                          GELTEX PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------------------------
                                                                            1999                  1998                 1997
                                                                       -------------         -------------         ------------
OPERATING ACTIVITIES
Net loss.......................................................        $ (42,449,420)        $ (11,567,318)        $(24,483,878)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ..............................            2,124,833             1,536,564            1,193,394
   Equity in net loss of Joint Venture ........................            7,937,041             7,535,630            2,310,345
   Acquired in-process research and development ...............            9,530,000                    --                   --
   Compensation from issuance of stock options ................              557,738               870,100              130,697
   Changes in operating assets and liabilities:
          Prepaid expenses and other current assets ...........              945,088            (1,279,694)             495,085
          Due from affiliates .................................            9,839,850           (10,251,100)                  --
          Due from Joint Venture ..............................              463,383               695,753           (1,823,877)
          Long term receivables, affiliates ...................               98,250              (470,000)                  --
          Long term receivables ...............................               32,725                (5,725)              (7,000)
          Accounts payable and accrued expenses ...............             (616,333)               20,976            2,331,883
          Amount due to Joint Venture .........................           (1,349,400)            1,349,400                   --
                                                                       -------------         -------------         ------------
Net cash used in operating activities .........................          (12,886,245)          (11,565,414)         (19,853,351)

INVESTING ACTIVITIES
Purchase of marketable securities .............................         (106,049,917)         (212,710,698)         (26,388,812)
Proceeds from sale and maturities of marketable securities ....          126,633,355           165,624,065           53,135,619
Investment in Joint Venture ...................................          (14,048,517)           (9,630,014)          (5,399,541)
Purchase of intangible assets .................................             (797,382)             (592,790)            (259,904)
Purchase of property and equipment ............................           (4,886,436)           (1,536,206)          (6,228,763)
                                                                       -------------         -------------         ------------
Net cash provided by (used in) investing activities ...........              851,103           (58,845,643)          14,858,599

FINANCING ACTIVITIES
Sale of Common Stock and warrants, net of issuance costs ......              107,883            76,794,069            2,586,111
Proceeds from employee stock purchase plan ....................              245,974               317,723               71,468
Proceeds from financing of assets .............................            3,000,000                    --            8,782,495
Payments on notes payable .....................................           (2,015,224)           (1,644,925)            (426,900)
                                                                       -------------         -------------         ------------
Net cash provided by financing activities .....................            1,338,633            75,466,867           11,013,174
Increase (decrease) in cash and cash equivalents ..............          (10,696,509)            4,185,710            5,887,725
Cash and cash equivalents at beginning of year ................           30,874,900            26,689,190           20,801,465
                                                                       -------------         -------------         ------------
Cash and cash equivalents at end of year ......................        $  20,178,391         $  30,874,900         $ 26,689,190
                                                                       =============         =============         ============
Supplemental disclosures of cash flow information:
     Acquisition of SunPharm Corporation ......................
     Interest paid ............................................        $     485,651         $     613,513         $    217,142


   The accompanying notes are an integral part of the consolidated financial statements.

                          GELTEX PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

1. BUSINESS

     GelTex Pharmaceuticals, Inc. has historically focused its efforts on the development of non-absorbed, polymer-based pharmaceuticals that selectively bind to and eliminate target substances from the intestinal tract. With its acquisition of SunPharm Corporation in November 1999, the Company acquired expertise in two chemically related classes of molecules, polyamines and iron chelators. In October 1998 and February 2000, the Company received approval from the United States Food and Drug Administration, or the FDA, and the European Commission, respectively, for its lead product Renagel Capsules (sevelamer hydrochloride), and in July 1999, the Company filed a New Drug Application, or NDA, with the FDA seeking approval for its second compound, Cholestagel (colesevelam hydrochloride). Throughout 1999, GelTex continued its product development efforts focused on therapeutic agents for the treatment of obesity and infectious diseases.

2. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The accompanying financial statements include the accounts of GelTex Pharmaceuticals, Inc. and its wholly-owned subsidiaries ("the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more significant areas requiring the use of management estimates relate to future cash flows associated with assets and useful lives for depreciation and amortization. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments with an initial maturity of three months or less and money market funds to be cash equivalents. These cash equivalents are classified as "available-for-sale" and are carried at fair value, with unrealized gains and losses reported in Accumulated Other Comprehensive Income.

MARKETABLE SECURITIES

     Marketable securities consist of U.S. government obligations and high-grade commercial instruments maturing within one to two years and are classified as available-for-sale. The Company considers these investments, which represent funds available for current operations, as an integral part of their cash management activities. Realized gains and losses and declines in value which are judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends and amortization of premiums and accretion of discounts on available-for-sale securities are included in interest income. The Company purchases only high grade securities, typically with short maturities. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation on an ongoing basis.

     As of December 31, 1999, the Company pledged $3.0 million of marketable securities as collateral to secure $3.2 million of financing for the purchase of a building and land adjacent to the Company's headquarters.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to income as incurred. Interest is capitalized as part of the acquisition cost of major construction projects.

     Depreciation is completed by the straight-line method over estimated useful lives which are generally as follows:

     Buildings............................ 30 years
     Leasehold improvements............... Life of building lease
     Furniture, fixtures and equipment.... 5 years

     The Company reviews the value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

INTANGIBLE ASSETS

     Intangible assets represent the excess of cost of acquired businesses over the fair value of identifiable net assets and the cost of technology and patents. Intangible assets are amortized on a straight-line basis over periods of five to seven years. The Company reviews the value of its goodwill and other intangible assets whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable.

STOCK BASED COMPENSATION

     The Company accounts for stock based compensation plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Accordingly, deferred compensation is recorded to the extent that the current market price of the underlying stock exceeds the exercise price on the date of grant. Such deferred compensation is amortized over the respective vesting periods of such option grants. The Company adopted the disclosure requirements of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), and provides pro forma net loss and pro forma loss per share note disclosures for employee stock option grants made after 1994 as if the fair-value based method defined in SFAS No. 123 had been applied. Transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for using the fair market value method defined in SFAS No. 123 (see Note 10).

FINANCIAL INSTRUMENTS

     The Company utilizes foreign exchange forward contracts as hedges against exposure to fluctuations in exchange rates associated with certain commitments denominated in foreign currencies (see Note 15). Gains and losses are deferred and recognized as adjustments of carrying amounts when the hedged transaction occurs. As of December 31, 1999, the Company had $7.6 million of foreign exchange contracts outstanding. Deferred gains or losses at December 31, 1999 are not material as the contracts' fair market value approximates its notional value.

     In order to mitigate the impact of fluctuations in U.S. interest rates, the Company has entered into interest rate swaps on an outstanding long-term obligation (see Note 12) and on an outstanding long-term commitment (see Note
15). Net interest payable or receivable is determined on a quarterly basis and is insignificant at December 31, 1999.

     The Company does not hold or issue derivative financial instruments for trading purposes.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term instruments and financial instruments used in hedging activities.

     The Company places its temporary cash investments with high credit quality financial institutions and in high quality commercial paper and, by policy, limits the amount of credit exposure with any one financial institution. The counterparty to the agreements relating to the Company's foreign exchange commitments is a high credit quality financial institution. The Company does not believe that there is a significant risk of nonperformance by this counterparty.

EARNINGS PER COMMON AND POTENTIAL COMMON SHARE

     The Company accounts for earnings per share in accordance with the provisions of the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share." Basic earnings per share excludes any dilutive effect of options, warrants or convertible securities. Due to its loss position, diluted earnings per share is the same amount as basic earnings per share.

REVENUE RECOGNITION

     The Company recognizes grant revenue and collaborative Joint Venture revenue as reimbursable expenses are incurred and license fee revenue when performance obligations, if any, are satisfied.

RECLASSIFICATION

     Certain amounts from the prior years have been reclassified to conform to current year presentation.

ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports. The Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. Under this Statement, the Company's operations are treated as one operating segment. The adoption of the Statement did not affect the Company's results of operations or its financial position.

     In June 1999, the Financial Accounting Standards Board issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FASB Statement 133" which is required to be adopted by the Company in fiscal year 2001. The Statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities in which the Company engages. Management of the Company anticipates that, due to its limited use of derivative instruments, the adoption of this Statement will not have a significant effect on the Company's results of operations or its financial position.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 is effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." The Company has concluded that SAB 101 will not have a material impact on the financial position or results of operations of the Company.

3. ACQUISITION

     In November 1999, the Company completed the purchase of SunPharm Corporation, a life sciences firm that developed proprietary pharmaceuticals based on polyamine and iron chelator technologies. The total purchase price, including transaction costs and liabilities assumed, was $16.4 million. The acquisition was accounted for under the purchase accounting method and resulted in the recording of approximately $6.9 million of purchased goodwill and a one-time charge of $9.5 million for in-process research and development. The Company is amortizing the purchased goodwill on a straight-line basis over a seven year life. The Company financed the acquisition through the issuance of approximately 1.2 million of its Common Shares. The value of the Common Stock issued in connection with the acquisition was calculated using a fair value of $12.31 per share. This per share fair value represents the average closing price of the Company's Common Stock on the date the acquisition was completed. Common Stock issuable upon exercise of SunPharm Corporation options and warrants was assigned a fair value using the Black-Scholes method. The consolidated financial statements include SunPharm Corporation's operating results from the date of acquisition.

     Acquired in-process research and development for the merger was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by the purchased technology, which, at the effective time of the merger, had not reached technological feasibility. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for each product; probability of technical success given the stage of development at the time of acquisition; royalty rates based on prior licensing agreements; product's sales cycles; and the estimated life of a product's underlying technology. Estimated operating expenses and income taxes are deducted from revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include general and administrative expenses and research and development costs. The rates utilized to discount projected cash flows range from 40% to 50%, depending upon the relative risk of the project and the weighted average cost of capital for GelTex at the time of the merger.

     The acquired in-process research and development of approximately $9.5 million represents the value determined by the Company's management to be attributable to the acquired in-process research and development assets associated with the technology acquired in the SunPharm acquisition. Of this amount, approximately $8.7 million is related to the DENSPM for solid tumor cancer project and approximately $0.8 million is related to the DEHOP for AIDS-related diarrhea project. The values associated with these programs represent GelTex's management ascribed values, based on the discounted cash flows currently expected from the technologies acquired. If these projects are not successfully developed, the business, operating results, and financial condition of GelTex may be adversely affected.

     As of the date the merger agreement was signed, GelTex concluded that once completed, the technologies under development can only be economically used for their specific and intended purposes and that the acquired in-process research and development technology has no alternative future uses after taking into consideration the overall objectives of the projects, progress toward the objectives, and uniqueness of developments to these objectives.

     The major risks associated with the timely completion and commercialization of these products is the ability to confirm the safety and efficacy of the technology based on the data of long-term clinical trials. If these projects are not successfully developed, future results of operations of the Company may be adversely affected. Additionally, the value of the other intangible assets acquired may become impaired.

     The Company believes that the assumptions used to value the acquired intangibles were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate expected project revenues, development costs, or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, among others, actual results may vary from the projected results.

     The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place on January 1, 1998, and excludes the write-off of in-process research and development of $9.5 million:

    (IN THOUSANDS, EXCEPT           YEAR-ENDED           YEAR-ENDED
    PER SHARE AMOUNTS)          DECEMBER 31, 1999    DECEMBER 31, 1998
                                -----------------    -----------------
    Revenue                     $         17,074     $         32,889
    Net loss                    $        (37,958)    $        (16,317)
    Net loss per share          $          (2.09)    $          (0.95)

     These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

4. JOINT VENTURE AGREEMENT

Formation of the Joint Venture

     In June 1997, the Company entered into a joint venture with Genzyme Corporation for the final development and commercialization of Renagel(R) Capsules (the "Joint Venture"). Under the agreement, Genzyme paid the Company a $15.0 million non-refundable payment in 1998 upon receipt of marketing approval from the FDA, and made an additional $10.0 million non-refundable payment one year after FDA approval in October 1999. The terms of the Joint Venture require the Company and Genzyme to each make capital contributions to the Joint Venture in an amount equal to 50% of all costs and expenses associated with the development and commercialization of Renagel, including costs and expenses incurred by either party in performing under the agreement, and the Company and Genzyme will share equally in the profits generated from sales of the product.

Capital Contributions to the Joint Venture

     Under the terms of the joint venture agreement, GelTex and Genzyme each make equal capital contributions to the Joint Venture which are accounted for by the parties as investments in the Joint Venture. The amount of the periodic capital contributions are based upon the costs incurred for product development and commercialization ("Project Costs") which are approved by both parties. To the extent that either party fails to make all or any portion of a required periodic capital contribution to the Joint Venture and the other party does not exercise its right to terminate the agreement, each party's percentage ownership interest in the Joint Venture will be immediately adjusted to correspond to the cumulative amount of capital contributions made by each party as of such date. Thereafter, each party's monthly capital contribution will be made in proportion to each party's adjusted percentage ownership interest in the Joint Venture. At December 31, 1999, each party had contributed approximately $29.1 million to the Joint Venture through periodic contributions, representing each party's 50% share of a total of approximately $58.2 million in periodic capital contributions to the Joint Venture. As of December 31, 1998, $1,349,400 was owed to the Joint Venture by the Company. The Company recorded this amount as a current liability. The Joint Venture recorded this amount as a contra equity account. This amount was subsequently paid in January 1999.

Reimbursement of Project Costs

     The Company and Genzyme have agreed to undertake product development and commercialization activities on behalf of the Joint Venture. Project Costs include certain costs associated with the design and development of the product manufacturing process, receipt of regulatory approval, product distribution and marketing and selling the product, and such other costs necessary to manufacture and sell the product commercially. The Project Costs incurred by GelTex and Genzyme under the development and commercialization plans, either as internal operating costs or as third party obligations, are fully reimbursed to the parties by the Joint Venture, without regard to the percentage ownership interest of the parties. In the accompanying statement of operations, Collaborative Joint Venture project reimbursement represents project costs incurred by the Company and billed to the Joint Venture. In the accompanying balance sheet, Due from Joint Venture represents Project Costs billed to the Joint Venture but not yet reimbursed.

Accounting for the Joint Venture

     The Company accounts for its investment in the Joint Venture using the equity method of accounting. Accordingly, the Company recognizes its 50% ownership interest in the net income or net loss of the Joint Venture in the accompanying statement of operations as Equity in loss of Joint Venture.

Termination of the Joint Venture

     The Joint Venture can be terminated for certain material breaches which remain uncured after a stated period of time has lapsed; upon the bankruptcy or change of control of either party; or for any reason with one year prior written notice at any time after receipt of FDA approval to market Renagel which occurred in October 1998. Depending upon the reason for termination, each party has certain rights to purchase the other's interest in the Joint Venture and proceed with the development and commercialization of Renagel on its own.

     Summarized financial information regarding the Joint Venture as of, and for year ended, December 31, 1999 is as follows:

     Revenues.......................................    $  19,543,000
     Other income...................................        1,557,000
     Cost of products sold..........................        7,362,000
     Selling, general and administrative expenses...       18,624,000
     Research and development expenses..............       11,154,000
     Interest income................................          166,000
                                                        -------------
     Net loss.......................................    $ (15,874,000)
     Current assets.................................    $  22,720,000
     Non-current assets.............................    $   7,965,000
     Current liabilities............................    $   8,093,000
     Non-current liabilities........................    $           -

     Summarized financial information regarding the Joint Venture as of, and for the year ended, December 31, 1998 is as follows:

     Revenues.......................................    $     266,000
     Cost of products sold..........................          113,000
     Selling, general and administrative expenses...        6,493,000
     Research and development expenses..............        8,778,000
     Interest income................................           22,000
                                                        -------------
     Net loss.......................................    $ (15,096,000)
     Current assets.................................    $   9,930,000
     Non-current assets.............................    $   7,209,000
     Current liabilities............................    $   8,147,000
     Non-current liabilities........................    $           -

Summarized financial information regarding the Joint Venture as of, and for the period June 6, 1997 (date of inception) through December 31, 1997 is as follows:

     Selling, general and administrative expenses...   $     35,000
     Research and development expenses..............      4,588,000
     Interest income................................          3,000
                                                       ------------
     Net loss.......................................   $ (4,620,000)

5. AVAILABLE-FOR-SALE SECURITIES

     The following is a summary of available-for-sale securities:

DECEMBER 31, 1999:

                                                         GROSS              GROSS
                                                      UNREALIZED         UNREALIZED         ESTIMATED
                                         COST            GAINS              GAINS           FAIR VALUE
                                     ------------   --------------     --------------     -------------
     U.S. Corporate Securities.....  $ 33,744,199   $        1,733     $      (79,347)    $  33,666,585
     U.S. Government Obligations...    16,252,291               --           (168,342)       16,083,949
     Money Market Accounts.........    18,574,249              857                 --        18,575,106
                                     ------------   --------------     --------------     -------------
     Total.........................  $ 68,570,739   $        2,590     $     (247,689)    $  68,325,640
                                     ============   ==============     ===============    =============

DECEMBER 31, 1998:

                                                         GROSS              GROSS
                                                      UNREALIZED         UNREALIZED         ESTIMATED
                                         COST            GAINS              GAINS           FAIR VALUE
                                     ------------   --------------     --------------     -------------
    U.S. Corporate Securities.....   $ 70,372,614   $       238,388    $      (13,923)    $  70,597,079
    U.S. Government Obligations...     16,967,112            39,922                --        17,007,034
    Money Market Accounts.........     12,417,649                --                --        12,417,649
                                     ------------   ---------------    --------------      ------------
    Total.........................   $ 99,757,375   $       278,310    $      (13,923)    $ 100,021,762
                                     ============   ===============    ===============    =============

     The fair value of available-for-sale securities is determined using the published closing prices of these securities as of December 31, 1999 and 1998. These securities are classified at their estimated fair value in the accompanying balance sheet as follows:

                                               DECEMBER 31,
                                       -----------------------------
                                           1999            1998
                                       ------------   --------------
     Cash equivalents...........       $ 16,075,106    $  25,944,326
     Marketable securities......         52,250,534       74,077,436
                                       ------------    -------------
                                       $ 68,325,640    $ 100,021,762
                                       ============    =============

     The cost and estimated fair value of available-for-sale debt securities, which excludes money market accounts, at December 31, 1999, by contractual maturity, are shown below.

                                                                 ESTIMATED
                                                     COST        FAIR VALUE
                                                 ------------   ------------
     Due in one year or less..................   $ 37,745,724   $ 37,665,756
     Due after one year through two years.....     12,250,766     12,084,778
                                                 ------------   ------------
                                                 $ 49,996,490   $ 49,750,534
                                                 ============   ============

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31:

                                         1999             1998
                                    -------------    ------------
     Accounts payable...........    $  3,392,854     $  3,698,102
     Accrued compensation.......         643,531          604,729
     Accrued other..............       1,139,371          545,897
                                    ------------     ------------
                                    $  5,175,756     $  4,848,728
                                    ============     ============

7. PROPERTY, PLANT AND EQUIPMENT, NET

     At December 31, property, plant and equipment consisted of the following:

                                                                1999            1998
                                                           ------------     ------------
     Leasehold improvements............................    $  7,114,246     $  7,011,258
     Equipment.........................................       5,747,963        4,308,627
     Property and plant................................       3,344,111               --
                                                           ------------     ------------
                                                             16,206,320       11,319,885
     Less accumulated depreciation and amortization....       5,088,595        3,420,415
                                                           ------------     ------------
     Property, plant and equipment, net................    $ 11,117,725     $  7,899,470
                                                           ============     ============

     Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was approximately $1,668,000, $1,296,000 and $816,000, respectively. Leasehold improvements of $1,718,986, with accumulated amortization of $1,232,522, were subject to a sublease arrangement (see Note 14).

8. INTANGIBLE ASSETS

     At December 31, intangible assets consisted of the following:

                                               1999             1998
                                           ------------     ------------
     Purchased goodwill................    $  6,876,524     $         --
     Less accumulated amortization.....         122,795               --
                                           ------------     ------------
     Purchased goodwill, net...........       6,753,729               --

     Patents and technology............       2,390,375        1,592,990
     Less accumulated amortization.....       1,107,885          774,027
                                           ------------     ------------
     Patents and technology, net.......       1,282,490          818,963

     Intangible assets, net............    $  8,036,219     $    818,963
                                           ============     ============

9. STOCKHOLDERS' EQUITY

     In November 1999, the Company completed the acquisition of SunPharm Corporation by issuing 1,175,196 shares of common stock.

     The Company has a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from unsolicited attempts to acquire the Company on terms that do not maximize stockholder value. In connection with the Rights Plan, the Board of Directors designated 500,000 shares of the Company's preferred stock as Series A Junior Participating Preferred Stock. Under the Rights Plan, a right to purchase one one-hundredth of one share of the Series A Junior Participating Stock (the "Rights") was distributed as a dividend for each share of Common Stock. The terms of the Rights Plan provide that the Rights will become exercisable upon the earlier of the tenth day after any person or group (other than a person or group eligible to file statements on Schedule 13G who or which the Board of Directors determines shall not be an Acquiring Person, as defined in the Rights Plan) acquires 20% or more of the Company's outstanding Common Stock or the tenth business day after any person or group commences a tender or exchange offer which would, if completed, result in the offeror owning 20% or more of the Company's outstanding Common Stock. The Rights may generally be redeemed by action of the Board of Directors at $0.001 per Right at any time prior to the tenth day following the public announcement that any person or group (other than a person or group eligible to file statements on schedule 13G who or which the Board of Directors determines shall not be an Acquiring person, as defined in the Rights Plan) has acquired 20% or more of the outstanding Common Stock of the Company. The Rights expire on March 11, 2006. The Rights have certain anti-takeover effects in that they would cause substantial dilution to the party attempting to acquire the Company.

     In certain circumstances, the Rights allow the Company's stockholders to purchase the number of shares of the Company's Common Stock having a market value at the time of the transaction equal to twice the exercise price of the Rights, or in certain circumstances, the stockholders would be able to acquire that number of shares of the acquirer's common stock having a market value, at the time of the transaction, equal to twice the exercise price of the Rights. The Company will continue to issue Rights with future issuances of common stock.

10. EQUITY INCENTIVE PLANS, STOCK OPTIONS AND STOCK WARRANTS

     Under the Company's 1992 Equity Incentive Plan (the "Plan"), employees and directors of and consultants to the Company are eligible for awards. At December 31, 1999, the Company has reserved 3,350,000 shares of its Common Stock for awards. Awards can consist of incentive and nonstatutory stock options, stock appreciation rights, restricted stock awards and other stock-based awards. Certain incentive and nonstatutory options granted under the Plan may be exercised upon grant and vest over five years and certain others are exercisable over a four-year vesting period. The Company maintains the right to repurchase any unvested shares of Common Stock upon termination of such stockholder's employment with the Company.

     Incentive stock options are granted with an option price of not less than the fair market value of the Common Stock at the award date. Nonstatutory options may be granted at prices as determined by the Board of Directors. Stock appreciation rights may be awarded in tandem with stock options or alone. Stock appreciation rights granted alone may be granted at prices as determined by the Board. The Board may also award performance shares, restricted stock and stock units subject to such terms, restrictions, performance criteria, vesting requirements and other conditions deemed appropriate.

     The Company has a 1995 Employee Stock Purchase Plan (the "ESPP") which provides for the grant of rights to eligible employees to purchase up to 250,000 shares of the Company's Common Stock at the lesser of 85% of the fair market value at the beginning or the end of the established offering period. There were 18,745 shares issued under the ESPP at an average price of $13.00 per share in 1999, 19,631 shares at an average price of $16 per share in 1998, and 4,204 shares at an average price of $17 per share in 1997.

     All directors who are not employees of the Company are currently eligible to participate in the Company's 1995 Director Stock Option Plan ("Directors Plan"). At December 31, 1999, the Company had reserved 150,000 shares of its Common Stock for awards. The Directors Plan provides for the granting of options with a term of 10 years to purchase up to 110,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock at the date of grant. Generally, upon election or re-election at each annual meeting, each eligible director shall be granted options to purchase 4,000 shares of Common Stock for each year of the term of office to be served. The options granted vest in annual installments of 4,000 shares over the term served.

     The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plans, including its 1992 Equity Incentive Plan, its 1995 Employee Stock Purchase Plan, and prior to December 15, 1998, its 1995 Director Stock Option Plan. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     Had compensation expense for the Company's stock-based compensation plans been determined based upon the fair market value at the grant date for stock option awards ("stock options") and at the end of the plan period for stock purchased under its Employee Stock Purchase Plan ("stock purchase shares"), consistent with the methodology prescribed under SFAS 123, the Company's net loss and net loss per share would have been $48,634,898, or $2.86 per share, $16,242,487, or $1.01 per share, and $25,947,119 or $1.91 per share, in 1999,
1998 and 1997, respectively.

     The fair value of stock options granted and stock purchase shares issued during 1999, 1998 and 1997 was estimated at the date of the grant and the end of the plan period, respectively, using the Black-Scholes option-pricing model with the following weighted average assumptions for 1999, 1998 and 1997: volatility of 67%, 67% and 48%, respectively, risk-free interest rate of 6%, weighted average expected life (years) of four, and no dividends. The effects on fiscal 1999, 1998 and 1997 pro forma net loss and net loss per share of expensing the estimated fair value of stock options and stock purchase shares are not necessarily representative of the effects on reported net loss for future years due to such things as the vesting period of the stock options and the potential for issuance of additional stock options and stock purchase shares in future years.

Options Issued Under the Plan and the Directors Plan

     The weighted average per share exercise price of stock options granted, exercised and canceled during 1999 was $14.51, $1.39 and $20.85, respectively. The weighted average fair value of stock options granted during 1999 was $8.05 per share. The weighted average fair value of stock purchase shares issued during 1999 was $4.50 per share.

     The weighted average per share exercise price of stock options granted, exercised and canceled during 1998 was $22.80, $8.17 and $16.17, respectively. The weighted average fair value of stock options granted during 1998 was $12.47 per share. The weighted average fair value of stock purchase shares issued during 1998 was $4.95 per share. The weighted average exercise price of the 1,864,021 and 781,811 options outstanding and exercisable as of December 31, 1998, was $17.29 and $12.71, respectively.

     The weighted average per share exercise price of stock options granted, exercised and canceled during 1997 was $23.25, $2.80 and $7.97, respectively. The weighted average fair value of stock options granted during 1996 was $9.61 per share. The weighted average fair value of stock purchase shares issued during 1997 was $5.49 per share. The weighted average exercise price of the 1,433,579 and 470,375 options outstanding and exercisable as of December 31, 1997, was $13.99 and $9.61, respectively.

     A summary of activity in the Plan and the Directors Plan through December 31, 1999 follows:

                                OPTIONS
                               AVAILABLE                               PRICE
                               FOR AWARD        OUTSTANDING          PER SHARE
                               ---------        -----------          ---------
Balance at January 1, 1997 .    261,085          1,010,466         $  .125--$24.25
Authorized .................    310,000                 --                      --
Awarded ....................   (555,300)           555,300         $17.25 --$30.75
Exercised ..................         --            (54,192)        $  .125--$20.50
Canceled or repurchased ....    100,679            (77,995)        $  .32 --$25.00
                                -------          ---------         ---------------
Balance at December 31, 1997    116,464          1,433,579         $  .125--$30.75
Authorized .................    750,000                 --                      --
Awarded ....................   (637,690)           637,690         $15.375--$29.25
Exercised ..................         --           (124,339)        $  .125--$24.75
Canceled or repurchased ....     86,409            (82,909)        $  .25 --$30.75
                                -------          ---------         ---------------
Balance at December 31, 1998    315,183          1,864,021         $  .125--$30.75
Authorized .................    640,000                 --                      --
Awarded ....................   (757,253)           757,253         $10.00 -- 28.00
Exercised ..................         --            (77,987)        $  .125--$18.25
Canceled or repurchased ....    162,933           (161,683)        $  .30 --$30.75
                                -------          ---------         ---------------
Balance at December 31, 1999    360,863          2,381,604         $  .125--$30.50

     Deferred compensation of $377,035 recorded in 1999 represents the fair value of options to purchase common stock granted to certain non-employees in return for consulting services and is included in the table above. The related compensation expense is being amortized ratably over the periods of service.

     A summary of the weighted-average exercise price and remaining contractual life of options outstanding and the weighted average exercise price of options exercisable under the Plan and the Directors Plan as of December 31, 1999 follows:

                                                       WEIGHTED-
                                                       AVERAGE
                                        WEIGHTED-      REMAINING                    WEIGHTED-
                                         AVERAGE      CONTRACTUAL                    AVERAGE
   PRICE PER             OPTIONS         EXERCISE        LIFE        OPTIONS         EXERCISE
     SHARE             OUTSTANDING        PRICE         (YEARS)    EXERCISABLE        PRICE
     -----             -----------        -----         -------    -----------        -----
$  .125--$  .32          285,172          $  .29          4.66       276,004          $  .29
$  .33 --$ 9.00            7,000          $ 9.00          5.70         5,950          $ 9.00
$ 9.01 --$15.00          631,386          $12.58          8.86       175,349          $12.11
$15.01 --$24.25          966,653          $19.37          7.78       490,576          $19.73
$24.26 --$30.50          491,393          $26.32          8.06       215,033          $26.64
                       ---------          ------          ----     ---------          ------
                       2,381,604          $16.69                   1,162,912          $15.19

Options issued outside of the Plan and the Directors Plan

     In 1997, the Company issued options to employees and consultants outside of the Plan and the Directors Plan.

     The weighted average per share exercise price of stock options canceled during 1999 was $25.58. No options were granted outside the Plan or the Directors Plan in 1999.

     The weighted average per share exercise price of stock options granted and canceled during 1998 was $26.22 and $23.67, respectively. The weighted average fair value of stock options granted during 1998 was $14.56 per share. The weighted average exercise price of the 159,985 and 42,709 options outstanding and exercisable as of December 31, 1998, was $26.56 and $26.74, respectively.

     The weighted average per share exercise price of stock options granted during 1997 was $27.06. The weighted average fair value of stock options granted during 1997 was $8.49 per share. The weighted average exercise price of the 38,500 options outstanding as of December 31, 1997, was $27.06. There were no options exercisable as of December 31, 1997.

     A summary of activity for options issued outside of the Plan and the Directors Plan through December 31, 1999 follows:

                                         OPTIONS
                                        AVAILABLE                         PRICE
                                        FOR AWARD      OUTSTANDING      PER SHARE
                                        ---------      -----------    --------------
     Balance at January 1, 1997......           -              -                   -
     Authorized......................     175,000              -                   -
     Awarded.........................     (38,500)        38,500      $27.00--$27.06
     Exercised.......................           -              -                   -
     Canceled or repurchased                    -              -                   -
                                         --------        -------      --------------
     Balance at December 31, 1997....     136,500         38,500      $27.00--$27.06
     Authorized......................           -              -                   -
     Awarded.........................    (145,500)       130,485      $23.25--$27.00
     Exercised.......................           -              -                   -
     Expired.........................           -              -                   -
     Canceled or repurchased.........       9,000         (9,000)     $23.25--$27.00
                                         --------        -------      --------------
     Balance at December 31, 1998....           -        159,985      $23.25--$27.06
     Authorized......................           -              -                   -
     Awarded.........................           -              -                   -
     Exercised.......................           -              -                   -
     Expired.........................     (12,209)             -      $23.37--$26.37
     Canceled or repurchased.........      12,209        (12,209)     $23.37--$26.37
                                         --------        -------      --------------
     Balance at December 31, 1999....           -        147,776      $23.25--$27.06

     A summary of the weighted-average exercise price and remaining contractual life of options outstanding and the weighted average exercise price of options exercisable outside of the Plan and the Directors Plan as of December 31, 1999 follows:

                                                       WEIGHTED-
                                                       AVERAGE
                                        WEIGHTED-      REMAINING                    WEIGHTED-
                                         AVERAGE      CONTRACTUAL                    AVERAGE
   PRICE PER             OPTIONS         EXERCISE        LIFE        OPTIONS         EXERCISE
     SHARE             OUTSTANDING        PRICE         (YEARS)    EXERCISABLE        PRICE
 --------------        ------------     ---------     -----------  -----------      ---------
 $23.25--$27.06          147,776        $  26.65          8.16        79,841        $   26.72

Options and Warrants granted through the acquisition of SunPharm Corporation

     In November 1999, in conjunction with the acquisition of SunPharm Corporation, the Company granted 72,089 options to purchase GelTex Common Stock at exercise prices of between $2.20 and $54.25 and 206,253 warrants to purchase GelTex Common Stock at exercise prices of between $13.22 and $51.63. The fair value of these options and warrants was included in the calculation of the total purchase price of the SunPharm acquisition.

     The weighted average per share exercise price of stock options and warrants granted during 1999 was $27.46 and $26.98, respectively.

     A summary of activity for options issued outside of the Plan and the Directors Plan through December 31, 1999 follows:

                                         OPTIONS AVAILABLE                   PRICE
                                             FOR AWARD     OUTSTANDING      PER SHARE
                                         ----------------  -----------      ---------
     Balance at January 1, 1999......             -                  -                 -
     Authorized......................        72,089                  -     $2.20--$54.25
     Awarded or expired..............       (72,089)            72,089     $2.20--$54.25
     Exercised.......................             -                  -                 -
     Canceled or repurchased.........             -                  -                 -
                                             ------             ------     -------------
     Balance at December 31, 1999....             -             72,089     $2.20--$54.25

     A summary of the weighted-average exercise price and remaining contractual life of options outstanding and the weighted average exercise price of options exercisable outside of the Plan and the Directors Plan as of December 31, 1999 follows:

                                                       WEIGHTED-
                                                       AVERAGE
                                        WEIGHTED-      REMAINING                    WEIGHTED-
                                         AVERAGE      CONTRACTUAL                    AVERAGE
   PRICE PER             OPTIONS         EXERCISE        LIFE        OPTIONS         EXERCISE
     SHARE             OUTSTANDING        PRICE         (YEARS)    EXERCISABLE        PRICE
 -------------         -----------      ---------     -----------  -----------      ---------
 $2.20--$54.25           72,089           $27.46          6.96        51,271          $27.46


11. INCOME TAXES

     At December 31, 1999, the Company had net operating loss carryforwards of approximately $97,094,000 and research and development tax credit carryforwards of approximately $5,120,000, which expire through 2019. Since the Company has incurred only losses since its inception and due to the degree of uncertainty related to the ultimate use of the loss carryforwards and tax credits, the Company has fully reserved this tax benefit. Additionally, the future utilization of net operating loss carryforwards and tax credits may be subject to limitations under the change in stock ownership rules of the Internal Revenue Service.

     The difference between the Company's expected tax provision (benefit), as computed by applying the U.S. Federal Corporate Tax Rate of 34% to income (loss) before provision for income taxes and the actual tax is attributable to tax losses for which the Company has not recognized any tax benefit.

     Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                                         1999             1998
                                                     ------------    ------------
     Deferred tax assets:
          Net operating loss carryforwards.......    $ 38,666,000    $ 26,166,000
          Research and development tax credits...       5,120,000       5,529,000
          Other..................................       1,263,000         661,000
                                                     ------------    ------------
     Total deferred tax assets...................      45,049,000      32,356,000
               Valuation allowance...............     (44,529,000)    (32,029,000)
                                                     ------------    ------------
     Net deferred tax assets.....................         520,000         327,000
     Deferred tax liabilities:
               Intangible assets and other.......        (520,000)       (327,000)
                                                     ------------    ------------
               Total deferred tax liabilities....        (520,000)       (327,000)
                                                     ------------    ------------
     Net deferred tax asset (liability)..........    $          -    $          -
                                                     ============    ============

     The valuation allowance increased by $12,500,000 and $6,200,000 during 1999 and 1998, respectively, due primarily to the increase in tax credits and net operating loss carryforwards.

12. LONG TERM OBLIGATIONS

     Long term obligations consist of:

                                                                                                          DECEMBER 31,
                                                                                                 ------------------------------
                                                                                                      1999             1998
                                                                                                 -------------   --------------
     Note payable to a bank bearing interest at LIBOR plus 1.55% (7.73% at December 31,
         1999) payable in quarterly installments commencing June 30, 1998 through June 30, 2002
         with a final payment of $1,178,571 due on September 30, 2002.........................   $   4,981,836   $    6,725,206
     Note payable to a bank bearing interest at prime (8.50% at December 31, 1999) payable in
         monthly installments through December 2000...........................................         224,344          501,588
     Note payable to a bank bearing interest at LIBOR (6.18% at December 31, 1999) due
         on September 30, 2002................................................................       3,000,000               --
                                                                                                 -------------   --------------
                                                                                                     8,206,180        7,226,794
                                                                                                 -------------   --------------
     Less current portion...............................................................            (1,646,296)      (2,020,614)
                                                                                                 -------------   --------------
                                                                                                 $   6,559,884    $   5,206,180
                                                                                                 =============    =============

     In order to mitigate the impact of fluctuations in U.S. interest rates, the Company entered into an interest rate swap in June 1998 on its principal note payable to a bank. The Company swapped its variable rate of interest, LIBOR plus 1.55%, for a fixed rate of interest of 7.49%. Net interest payable or receivable is determined on a quarterly basis and is insignificant at December 31, 1999.

     The bank loan proceeds have been used to finance the build-out of facilities, the acquisition of certain equipment, and the purchase of a building and land. Under the terms of the loan agreements, the Company is required to comply with certain financial covenants. At December 31, 1999 the Company was in compliance with such covenants.

     Substantially all of the Company's equipment and $3.0 million of its marketable securities is pledged as collateral under the loan agreements.

     At December 31, 1999, the maturities of long term obligations are as follows:

     2000..............................    1,646,296
     2001..............................    1,421,952
     2002..............................    5,137,932
     2003..............................            -

     Management believes that the carrying value of notes payable approximates fair value at December 31, 1999, given that the interest rates on the Company's bank debt are based on incremental borrowing rates currently available on loans with similar terms and maturities.

13. COLLABORATION AGREEMENTS

     In December 1999, the Company entered into a Collaboration Agreement with Sankyo Pharma Inc., which granted Sankyo exclusive rights to market Cholestagel in the United States in exchange for certain initial, milestone and royalty payments from Sankyo. At the same time, the Company entered into another Collaboration Agreement with Sankyo under which the Company sold Sankyo an option to obtain the exclusive right to develop and market a second-generation cholesterol-lowering compound in the United States, Europe and Japan. Sankyo has agreed to pay for all development costs for the second-generation compound for so long as their option to license the compound remains in effect, as well as milestone payments and royalty payments.

     In December 1994, the Company entered into a license agreement (the "Agreement") with a different Japanese pharmaceutical company (the "Partner") whereby the Company granted to the Partner a license to make, use, and sell certain of the Company's products in certain areas of the world, as defined by the Agreement (the "Territories"). The Agreement requires the Partner to bear all costs to develop and commercialize the licensed products in the respective Territories. In consideration of this Agreement, the Company received a non-refundable license fee in 1994 and milestone payments in 1996 and 1997. The Agreement calls for additional milestone payments to be paid to the Company through the commercialization of the product licensed under the Agreement and royalties based on certain percentages of sales, as defined in the Agreement.

14. EMPLOYEE BENEFIT PLAN

     The Company maintains an Employment Retirement Plan ("401(k) Plan") under section 401(k) of the Internal Revenue Code covering all full-time employees. Employee contributions may be made to the 401(k) Plan up to limits established by the Internal Revenue Service. Company matching contributions may be made at the discretion of the Board of Directors. The Company did not make a contribution to the 401(k) Plan for the years ended December 31, 1999, 1998 and 1997.

15. COMMITMENTS

Synthetic Lease

     In October 1999, the Company completed the build-out of a new corporate headquarters. The purchase and construction of the facility was approximately $25.0 million and was financed through a synthetic lease transaction. The synthetic lease is asset-based financing structured to be treated as an operating lease for accounting purposes. The lease term commenced on October 21, 1998 and continues for seven years, thereafter. Upon the completion of the construction phase in October 1999, the Company began to pay rent on a monthly basis of approximately $187,000, which is based on a fixed rate of 8.99% on the outstanding balance.

     During the term of the lease, the Company has the option to purchase the building and the improvements for a purchase price equal to the total amount funded by the lessor, plus any accrued and unpaid rent and certain other costs outlined in the agreements (the "Purchase Price"). At the end of the lease term, the Company has the option to (i) purchase the building and the improvements for the Purchase Price, (ii) arrange for the facility to be purchased by a third party, or (iii) return the building and improvements to the lessor; provided, however, in the case of options (ii) and (iii), the Company is contingently liable to the extent the lessor is not able to realize 85% of the Purchase Price upon the sale or other disposition of the property.

     Under the terms of the synthetic lease, the Company is required to comply with certain financial covenants which, among other things, require the maintenance of minimum levels of cash, tangible net worth, liquidity and debt service coverage and prohibits the payment of dividends. The Company was in compliance with these terms at December 31, 1999.

Manufacturing Agreements

     In September 1999, the Company entered into an agreement with its contract manufacturer for the initial commercial production of bulk inventory for Cholestagel. The Company is obligated under the terms of the agreement to pay approximately 352.1 million Austrian schillings (approximately $27.3 million as of December 31, 1999) through 2000. Under the terms of the Collaboration Agreement with Sankyo Pharma Inc. (see Note 13), Sankyo has agreed to purchase this initial production of inventory for approximately $21.4 million. The difference was charged to operations in 1999.

     In November 1999, the Company entered into an agreement with its manufacturer of the raw material for Cholestagel and Renagel. Under the terms of the agreement, the Company will be obligated to purchase certain minimum quantities of material beginning in 2000. The Company estimates that its minimum purchase obligations during 2000 will be approximately $3.0 million, and that its minimum purchase obligations during each of the remaining six years of the term of the agreement will be approximately $2.7 million.

     In August 1999, the Company entered into a Letter of Intent with a manufacturer to provide certain tableting, packaging and labeling services to the Company with respect to Renagel. Under the terms of the letter of intent, GelTex has made minimum purchase commitments, which are expected to commence in 2000 and will be in the amount of approximately $4.0 million a year. The minimum purchase costs are costs associated with the Renagel Joint Venture with Genzyme Corporation and will be borne equally by the Company and Genzyme. The Letter of Intent is expected to be superseded by a definitive Manufacturing Agreement to be entered into between the manufacturer and the Renagel Joint Venture in the second quarter of 2000.

Subleases

     The Company leased its former offices and research laboratories under an operating lease with an initial ten-year term and a provision for a five-year extension. The Company is currently negotiating a sublease for this facility. The Company has entered into a sublease arrangement for its prior facility with another company for an initial three-year term with an option to extend for one year. The original lease agreement between the Company and landlord remains in effect. Total annual future minimum lease payments and minimum sublease payments under these agreements are as follows:

                                   LEASE       SUBLEASE
                                PAYMENTS       PAYMENTS
                               ----------    ----------
     2000.................        456,297       316,800
     2001.................        457,875       316,800
     2002.................        497,284       316,800
     2003.................        481,450       316,800
     2004.................        390,300       158,400
     Thereafter...........        793,800            --
                               ----------    ----------
     Total................     $3,077,006    $1,425,600
                               ==========    ==========

     The future minimum lease payments relating to the synthetic lease, which are not included in the table above, are approximately $2.2 million per year beginning in October 1999 and will continue for approximately six years, thereafter.

     Rental expense charged to operations was approximately $633,993 in 1999, $441,850 in 1998 and $279,600 in 1997.

Operating Lease

     In September 1999, the Company negotiated a $4.0 million operating lease line to finance the cost of equipment purchases. The Company will draw down the line over the next 18 months and will repay the line in 60 equal monthly installments commencing in March 2001. As of December 31, 1999, the Company had drawn down $600,000 of the line and was obligated for minimum lease payments of approximately $142,000 per year for the next five years.

     Under the terms of the lease, the Company is required to comply with certain financial covenants which, among other things, require the maintenance of minimum levels of cash, tangible net worth, liquidity and debt service coverage and prohibits the payment of dividends. The Company was in compliance with these terms at December 31, 1999.

Research Contracts

     The Company routinely contracts with universities, medical centers, contract research organizations, and other institutions for the conduct of research and clinical studies on the Company's behalf. These agreements are generally for the duration of the contracted study and contain provisions that allow the Company to terminate the study prior to its completion.

17. SUBSEQUENT EVENT

     On February 7, 2000, the Company filed a registration statement with the Securities and Exchange Commission for the issuance of up to 3.5 million shares of Common Stock.